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                                                                     EXHIBIT 2.2



                             AMENDMENT NO. 1 TO THE
              PURCHASE AND ASSUMPTION AGREEMENT DATED MAY 26, 1997
         BETWEEN BANK OF AMERICA, FSB AND AMERICAN SAVINGS BANK, F.S.B.


          This Amendment No. 1 ("Amendment No. 1") to the Purchase and Assumption Agreement dated May 26, 1997 between Bank of America, FSB and American Savings Bank, F.S.B. (the "Purchase Agreement") is entered into by and between Bank of America, FSB ("Seller") and American Savings Bank, F.S.B., ("Purchaser") as of November 25, 1997. Unless otherwise defined herein, capitalized terms used in this Amendment No. 1 have the meanings assigned to such terms in the Purchase Agreement.

          NOW, THEREFORE, in consideration of the representations, promises and obligations set forth in this Amendment No. 1 and in the Purchase Agreement and intending to be legally bound hereby, Seller and Purchaser agree as follows:

          1.  Confirmation of Understandings Supplementing and/or Amending the
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Purchase Agreement.  Attached to this Amendment No. 1 are Exhibits A through I
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(collectively, the "Memoranda").  Seller and Purchaser hereby confirm and agree that the Memoranda accurately reflect various understandings and agreements that have been entered into between the parties hereto subsequent to the date of the Purchase Agreement, and Seller and Purchaser agree to be bound by the terms of each of the Memoranda. The understandings and agreements reflected in the Memoranda shall supplement and amend the provisions of the
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Purchase Agreement and, to the extent of any inconsistency between the Memoranda and the Purchase Agreement, the provisions of the Memoranda shall govern.

          2.  Preparation of Statement.  The parties agree that the Statement,
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as defined in Section 1.1 of the Purchase Agreement and prepared in accordance with the procedures set forth in Article 2 and Exhibit A to the Purchase Agreement, shall be delivered by Seller to Purchaser on Friday, November 28, 1997. The Statement shall be based on computer tapes, trial balances and other deposit, loan and accounting information as of the close of business on Monday, November 24, 1997, with all such information also to be provided to Purchaser on November 28, 1997.

          3.  Early Reconciliation.  The Purchase Agreement contemplates that
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the Settlement Payment paid at Closing will be recalculated after Closing in order to reflect accurately all balances and other information as of the close of business on the Closing Date, in accordance with the provisions of Article 10 and the procedures set forth in Exhibit+A to the Purchase Agreement and that, when the Final Statement becomes final and binding, a supplemental closing will be held at which the responsible party will pay the amount determined to be due, with interest thereon at the Federal Funds Rate from the Closing Date to the date of such payment. Seller and Purchaser anticipate that there may be a significant difference between the deposit and loan balances, and the dollar amounts of other

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assets and liabilities included in the Statement (upon which the Settlement
Payment is based) and the deposit and loan balances and such other dollar amounts that will be reflected in the Final Statement and they wish to make an interim adjustment to the Settlement Payment, in an amount they agree to be appropriate, rather than waiting until the Supplemental Closing Date to make such adjustment. Accordingly, Seller and Purchaser agree that a payment will be made by the responsible party by wire transfer by 10:00 a.m. Hawaii Standard Time on December 16, 1997 in such amount as the parties agree is appropriate (a) to adjust the Settlement Payment to reflect more accurately the actual cash, deposits and loan balances, and the actual dollar amounts of other assets and other liabilities accounts that Seller has been able to review and appropriately apportion (if necessary), that were transferred to Purchaser as of the close of business on December 5, 1997 and (b) to pay interest on such adjustment amount at the Federal Funds Rate for the period between December 5, 1997 and December 15, 1997. The amount of such payment shall be reflected in the Initial Final Statement and the Final Statement but any determinations made by the parties in arriving at the amount of such payment shall be disregarded and shall not prejudice either party's position with respect to the correct cash deposit and loan balances and the dollar amounts of other assets or other liabilities that should be reflected in the Initial Final Statement and Final Statement.

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          4.  Weekly Settlements.  The parties anticipate that, during the post-
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closing period, there will be a number of customer-related or other transactions that will require cash settlements between Seller and Purchaser ("Trailing Transactions") that are unrelated to the determination of the final adjustments to the settlement balances as of the Closing Date. Except for special settlements, Seller and Purchaser agree that cash settlement of Trailing Transactions will be conducted weekly, with Trailing Transactions for the period between Thursday of the prior week and Wednesday of the current week to be settled on Friday of the current week (or the next business day if Friday is a holiday). Settlement shall be by wire transfer from Purchaser to Seller in the total amount of all Trailing Transactions the settlement of which requires payment by Purchaser to Seller and by wire transfer from Seller to Purchaser in the total amount of all Trailing Transactions the settlement of which requires payment by Seller to Purchaser, the parties agreeing that there shall not be a netting of settlement payments. If Trailing Transactions not yet settled at any time aggregate $1,000,000 or more, or if an authorized officer of Seller and an authorized officer of Purchaser agree with respect to a Trailing Transaction or a series of Trailing Transactions in a lesser amount, there shall be a special settlement with the responsible party making the settlement payment by wire transfer within two business days after the parties agree on the settlement amount. The parties

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agree that nothing in this Section 4 is intended to or shall affect any adjustments that are to be made to the accounts of the customers of either ASB or BOA, all of which adjustments are to be made within the time periods specified in the Purchase Agreement or as otherwise required by law, regulation or customary business practice.

          5.  Records.  Without in any way waiving or relinquishing its
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ownership rights therein, Purchaser agrees that Seller may retain custody of
Records that (a) relate to the Loans and New Loans which Seller shall continue to service after Closing pursuant to and in accordance with the Subservicing and Conversion Agreement (other than the original promissory notes evidencing such Loans and New Loans, which promissory notes are to be delivered to Seller on the Closing Date (or promptly thereafter)) or, (b) are identified from time to time, in a writing executed by an officer of Purchaser, as Records which Seller is not then required to deliver. Except as expressly modified hereby, the provisions relating to Records in the Purchase Agreement, including without limitation the provisions set forth in Section 7.5 and 7.6 thereof, shall remain in full force and effect.

          6.  Pukalani Branch.  The BOA Pukalani Branch is a Designated Branch
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in the Purchase Agreement, but it was later determined that this branch would be closed by ASB at Closing with the Deposits at that branch to be transferred to ASB's Pukalani Branch. Seller and Purchaser agree that the Cash on

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Hand will include the cash actually on hand at the Pukalani Branch of BOA after the close of business on the Closing Date, which cash will be delivered to the ASB Pukalani Branch, where the amount thereof will be counted and verified by representatives of ASB and BOA.

          7.  Keeau Site.  Schedule 1.1(c) includes the Keeau branch as an
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"Other Branch not to be transferred to Purchaser."  Subsequently, Purchaser requested that the site be transferred and Seller agreed to transfer the site as a Designated Branch via an assignment of lease. Schedule 1.1(c) is deemed amended accordingly.

          8.  Cash on Hand.  The definition of "Cash on Hand" in the Purchase
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Agreement is amended to exclude petty cash since Purchaser and Seller have agreed that, based on operational considerations, Seller will not be selling petty cash amounts to Purchaser. The parties further acknowledge that the definition of "Cash on Hand" within the Agreement excludes cash in BOA's ATM's and cash at non-designated sites, and the Statement, the Initial Final Statement and the Final Statement shall exclude those cash balances. However, rather than separately selling cash from these locations to some other entity, Seller has agreed with Purchaser to sell these cash balances via a separate settlement wire from Purchaser that is expected to occur on or about December 11, 1997.

          9.  Excludable Loan.  Purchaser and Seller agree to clarify the
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definition of "Excludable Loan" whereby loans which

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are 31-60 days past due as of 30 days prior to the Closing Date will be included in the Statement for settlement purposes with the understanding that Purchaser has the option to put back these loans to the Seller pursuant to Section 2.8 if any or all of these loans are more than 30 days past due as of the Closing Date.

          10. Except as expressly modified by the terms of the Amendment No. 1 (including the Memoranda), the Purchase Agreement remains in full force and effect in accordance with its terms.

          IN WITNESS WHEREOF, Seller and Purchaser have caused the Amendment No. 1 to be executed by their duly authorized officers as of the date first above written.


BANK OF AMERICA, FSB             AMERICAN SAVINGS BANK, F.S.B.


By  /s/ Charles A. Sted            By  /s/ Wayne K. Minami
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   Name   Charles A. Sted               Name   Wayne K. Minami
   Title  EVP                           Title  President


                                   By  /s/ Stanley K.W. Chong
                                      -----------------------
                                     Name   Stanley K.W. Chong
                                     Title  General Counsel VP

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